Exhibit 99.n

BAILLIE GIFFORD FUNDS

Plan pursuant to Rule 18f-3 under the

Investment Company Act of 1940

Effective June 29, 2000

Amended as of February 1, 2008

This Plan (the “Plan”) is adopted by Baillie Gifford Funds (the “Trust”) pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the “Act”) and sets forth the general characteristics of, and the general conditions under which the Trust may offer, multiple classes of shares of its now existing and hereafter created portfolios (“Funds”).  This Plan may be revised or amended from time to time as provided below.

Class Designations

Subject to the terms and designations set forth in the Trust’s Agreement and Declaration of Trust, as amended from time to time (the “Declaration of Trust”), each Fund may from time to time issue one or more of the following classes of shares:  Class I Shares, Class II Shares, Class III Shares, Class 1 Shares, Class 2 Shares, Class 3 Shares, and Class 4 Shares.  Each of the classes of shares of any Fund will represent interests in the same portfolio of investments and, except as described herein, shall have the same rights and obligations as each other class.  Each class shall be subject to such investment minimums and other conditions of eligibility as are set forth in the Trust’s prospectus or statement of additional information as from time to time in effect (the “Prospectus”).

Class Eligibility

Class eligibility is generally dependent on the size of the client’s total account under the management of Baillie Gifford Overseas Limited, the Trust’s investment adviser (referred to herein as “BGO”) and its affiliates, as described from time to time in the Prospectus.  With certain exceptions described below, eligibility for Class I Shares, Class II Shares, Class III Shares, Class 1 Shares, Class 2 Shares, Class 3 Shares, and Class 4 Shares depends on a client’s “Total Investment” with BGO.

A client’s Total Investment will be determined by BGO as of December 31 of each year and on such other dates as may be determined by BGO (each a “Determination Date”).  As provided below, a client’s Total Investment as of any Determination Date will equal the market value of assets managed by BGO and its affiliates for the client (whether in a pooled vehicle or otherwise) as of such Determination Date.

Investments by defined contribution pension plans (such as 401(k) plans) will always be invested in the class of shares of the relevant Fund(s) with the highest Shareholder Service Fee offered from time to time by the relevant Fund(s) regardless of the size of the investment, and will not be eligible to convert to other classes.

BGO will make all determinations as to aggregation of client accounts for purposes of determining eligibility.

Class Characteristics

The sole difference among the various classes of shares is the level of shareholder service fee (“Shareholder Service Fee”) borne by the class for client and shareholder service, reporting and other support provided to such class by BGO.

The multiple class structure reflects the fact that, as the size of the client relationship increases, the cost to service that relationship is expected to decrease as a percentage of the account.  Thus, the Shareholder Service Fee is lower for classes for which eligibility criteria generally require greater assets under BGO’s management.

Certain Funds are or may be subject to either an initial purchase premium, a redemption fee, or both.  The initial purchase premium and redemption fee, if any, may, in some limited cases, be subject to reduction or waiver if BGO determines that there are minimal brokerage and/or transaction costs incurred as a result of the purchase or redemption, as set forth in the Prospectus in effect from time to time.(1)

Allocations to Each Class

Expense Allocations

Shareholder Service Fees payable by the Trust to the shareholder servicer of the Trust’s shares, which may be BGO (the “Shareholder Servicer”), shall be allocated, to the extent practicable, on a class-by-class basis.  Subject to the approval of the Trust’s Board of Trustees, including a majority of the independent Trustees, the following “Class Expenses” may (if such expense is properly assessable at the class level) in the future be allocated on a class-by-class basis:  (a) transfer agency costs attributable to each class, (b) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific Class, (c) SEC registration fees incurred with respect to a specific class, (d) blue sky and foreign registration fees and expenses incurred with respect to a specific class, (e) the expenses of administrative personnel and services required to support shareholders of a specific class (including, but not limited to, maintaining telephone lines and personnel to answer shareholder inquiries about their accounts or about the Trust), (f)

(1)  All purchase premiums are paid to and retained by the relevant Fund and are intended to cover the brokerage and other costs associated with putting an investment to work in the relevant markets.  All redemption fees are paid to and retained by the relevant Fund and are designed to allocate transaction costs caused by shareholder activity to the shareholder generating the activity.

litigation and other legal expenses relating to a specific class of shares, (g) Trustees’ fees or expenses incurred as a result of issues relating to a specific class of shares, (h) accounting and consulting expenses relating to a specific class of shares, (i) any fees imposed pursuant to a non-Rule 12b-1 shareholder service plan that relate to a specific class of shares, and (j) any additional expenses, not including advisory or custodial fees or other expenses related to the management of the Trust’s assets, if these expenses are actually incurred in a different amount with respect to a class, or if services are provided with respect to a class, or if services are provided with respect to a class that are of a different kind or to a different degree than with respect to one or more other classes.

All expenses not now or hereafter designated as Class Expenses (“Fund Expenses”) will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the relevant Fund.

However, notwithstanding the above, a Fund may allocate all expenses other than Class Expenses on the basis of any methodology permitted by Rule 18f-3(c) under the Act, provided, however, that until such time as this Plan is amended with respect to the Fund’s allocation methodology, the Fund will allocate all expenses other than Class Expenses on the basis of relative net assets.

Waivers and Reimbursements

BGO (and the Shareholder Servicer, if different) may choose to waive or reimburse Shareholder Service Fees, or any other Class Expenses, on a voluntary or temporary basis.

Income, Gains and Losses

Income and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the relevant Fund.

Each Fund may allocate income and realized and unrealized capital gains and losses to each share based on any methodology permitted by Rule 18f-3(c)(2) under the Act, consistent with the provisions set forth in “Expense Allocations” above.

Conversion and Exchange Features

On December 31 of each year and on such other dates as may be determined by BGO (each a “Determination Date”) the value of each client’s Total Investment with BGO will be determined.  Based on that determination, each client’s shares of each Fund will be automatically converted to the class of shares of such Fund which is then being offered with the lowest Shareholder Service Fee for which the client is eligible based on the amount of their Total Investment or Total Fund Investment, as the case may be, on the Determination Date.  The conversion will occur within 15 business days following the Determination Date.  Also, if a client makes an additional investment in a Fund or puts additional assets under BGO’s management so as to cause the client to be eligible for a new class of shares, such determination will be made as of the close of business on the last day of the calendar quarter in which the investment was made, and the conversion will be effected within 15 business days of that quarter.  Notwithstanding the foregoing, there will be no automatic conversion from a class of shares with a lower Shareholder Service Fee to a class of shares with a higher Shareholder Service Fee unless appropriate disclosure regarding the higher Shareholder Service Fee has been given to the affected client(s) in the Prospectus or otherwise.

Shares of one class will always convert into shares of another class on the basis of the relative net asset value of the two classes, without the imposition of any sales load, fee or other charge.  The conversion of a client’s investment from one class of shares to another is not a taxable event, and will not result in the realization of gain or loss that may exist in Fund shares held by the client.  The client’s tax basis in the new class of shares will equal their basis in the old class before conversion.  The conversion of shares from one class to another class of shares may be suspended if the opinion of counsel obtained by the Trust that the conversion does not constitute a taxable event under current federal income tax law is no longer available.

Notwithstanding anything to the contrary in this Plan, pursuant to Article VI, Section 3 of the Declaration of Trust, the Trust has the right to redeem unilaterally any shareholder of any Fund if at such time such shareholder owns shares of any Fund or class thereof “having an aggregate net asset value of less than an amount determined from time to time by the Trustees.”

Dividends

Dividends paid by the Trust with respect to its Class I Shares, Class II Shares, Class III Shares, Class 1 Shares, Class 2 Shares, Class 3 Shares, and Class 4 Shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any Shareholder Service Fee payments relating to a class of shares will be borne exclusively by that class and, if applicable, Class Expenses relating to a class shall be borne exclusively by that class.

Voting Rights

Each share of the Trust entitles the shareholder of record to one vote.  Each class of shares of the Trust will vote separately as a class on matters for which class voting is required under applicable law.

Responsibilities of the Trustees

On an ongoing basis, the Trustees will monitor the Trust for the existence of any material conflicts among the interests of the eight classes of shares.  The Trustees shall further monitor on an ongoing basis the use of waivers or reimbursement of expenses by BGO to guard against cross-subsidization between classes.  The Trustees, including a majority of the independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop.

Reports to the Trustees

BGO (or the Shareholder Servicer if different) will be responsible for reporting any potential or existing conflicts among the three classes of shares to the Trustees.

Amendments

The Plan may be amended from time to time in accordance with the provisions and requirements of Rule 18f-3 under the Act.

Adopted this 29th day of June, 2000

Amended on March 27, 2003 and February 1, 2008